NEWS RELEASE

Coeur Reports Third Quarter 2019 Results
Full-Year Production and Cost Guidance Reaffirmed

Chicago, Illinois - November 4, 2019 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported third quarter 2019 financial results, including revenue of $199.5 million and cash flow from operating activities of $42.0 million. Including non-cash write downs of $15.0 million taken in the quarter, the Company reported GAAP net loss from continuing operations of $14.3 million, or $0.06 per share. On an adjusted basis1, the Company reported EBITDA of $61.0 million and net loss from continuing operations of $5.3 million, or $0.02 per share.
The Company is reaffirming full-year 2019 production guidance of 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead. In addition, full-year cost guidance is being reaffirmed.

Key Highlights

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Strong increases in quarterly financial results - Revenue, operating cash flow and adjusted EBITDA[1] increased 23%, 59% and 99%, respectively, quarter-over-quarter. Strong financial performance was driven by a 15% increase in Companywide gold production and higher precious metals prices during the quarter

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Second consecutive quarter of positive free cash flow[1] - The Company generated $11.3 million of free cash flow[1] during the third quarter, approximately double the amount in the prior period. The second consecutive quarter of positive free cash flow[1] was driven by strong performance at Palmarejo and Wharf

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Successful commissioning of new crushing circuit at Rochester - Rochester began processing ore through its new three-stage crushing circuit, including the high-pressure grinding roll (“HPGR”) unit, during the quarter. Fourth quarter results are expected to improve, reflecting a full quarter with the new crusher circuit in place

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Continued strong performance at Kensington - Kensington produced 34,156 ounces of gold and recorded adjusted costs applicable to sales (“CAS”)[1] of $822 per ounce during the quarter. Results reflect the continued benefit of higher-grade ore from Jualin, which is expected to drive production and costs in-line with full-year guidance ranges

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19% quarter-over-quarter reduction in total debt[2] - Coeur retired over $70.0 million of indebtedness during the quarter, including the remaining balance outstanding under its $250.0 million senior secured revolving credit facility (the “RCF”). The Company has reduced total debt[2] by approximately $160.0 million since the beginning of the year

•	72% increase in cash and equivalents - Cash and equivalents as of September 30, 2019 totaled $65.3 million, 72% higher compared to the prior period

“We made significant progress during the third quarter toward achieving our full-year 2019 operational and financial objectives,” said Mitchell J. Krebs, President and Chief Executive Officer. “The combination of strong operational performance and higher prices led to a 23% increase in revenue, a near doubling of adjusted EBITDA1 and positive free cash flow1 for the second consecutive quarter. We also improved our financial flexibility by materially reducing our debt level and bolstering our liquidity while continuing to invest in near-mine exploration and high-return organic growth opportunities.”
“At the Silvertip silver-zinc-lead mine in British Columbia, Canada, we continue to make steady progress addressing the operation’s mill availability challenges. We extended the amount of planned downtime during the quarter to prioritize the completion of several key projects, which resulted in lower production levels. However, we mobilized additional third-party resources during the quarter to accelerate our mill stabilization efforts, which are now having the intended impact.”
Mr. Krebs continued, “We anticipate this strong performance to continue in the fourth quarter as we seek to generate a third consecutive quarter of increasing, positive free cash flow1.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Gold Sales	$141.9	$110.3	$106.8	$96.3	$103.0
Silver Sales	$51.6	$45.0	$40.1	$44.6	$43.0
Zinc Sales	$2.0	$2.6	$5.6	$1.9	$1.7
Lead Sales	$4.0	$4.2	$2.4	$1.0	$1.0
Consolidated Revenue	$199.5	$162.1	$154.9	$143.8	$148.8
Costs Applicable to Sales[3]	$141.0	$131.9	$131.7	$116.6	$116.9
General and Administrative Expenses	$9.6	$7.8	$9.5	$7.1	$7.7
Net Income (Loss)	$(14.3)	$(36.8)	$(24.9)	$0.4	$(53.0)
Net Income (Loss) Per Share	$(0.06)	$(0.18)	$(0.12)	$0.00	$(0.29)
Adjusted Net Income (Loss)[1]	$(5.3)	$(23.0)	$(23.0)	$16.1	$(19.7)
Adjusted Net Income (Loss)[1] Per Share	$(0.02)	$(0.11)	$(0.11)	$0.08	$(0.11)
Weighted Average Shares Outstanding	225.9	207.8	202.4	199.5	185.2
EBITDA[1]	$37.6	$7.7	$14.8	$7.9	$(12.3)
Adjusted EBITDA[1]	$61.0	$30.6	$26.1	$36.2	$24.7
Cash Flow from Operating Activities	$42.0	$26.4	$(15.8)	$0.1	$5.8
Capital Expenditures	$30.7	$20.7	$27.4	$17.8	$39.5
Free Cash Flow[1]	$11.3	$5.7	$(43.3)	$(17.7)	$(33.7)
Cash, Equivalents & Short-Term Investments	$65.3	$37.9	$69.0	$115.1	$104.7
Total Debt[2]	$298.7	$370.0	$456.8	$458.8	$429.2
Average Realized Price Per Ounce – Gold	$1,413	$1,277	$1,251	$1,214	$1,150
Average Realized Price Per Ounce – Silver	$17.17	$14.75	$15.22	$14.59	$14.68
Average Realized Price Per Pound – Zinc	$0.50	$0.49	$1.19	$0.83	$0.93
Average Realized Price Per Pound – Lead	$0.92	$0.82	$0.86	$0.80	$0.90
Gold Ounces Produced	99,782	86,584	78,336	92,546	87,539
Silver Ounces Produced	3.0	3.1	2.5	3.5	2.9
Zinc Pounds Produced	4.2	5.3	3.7	3.1	1.1
Lead Pounds Produced	4.5	5.0	3.1	1.7	0.4
Gold Ounces Sold	100,407	86,385	85,326	79,291	89,609
Silver Ounces Sold	3.0	3.0	2.6	3.1	2.9
Zinc Pounds Sold	4.1	5.3	4.7	2.6	1.8
Lead Pounds Sold	4.3	5.2	2.7	1.4	1.2

Financial Results
Third quarter revenue increased 23% to $199.5 million compared to $162.1 million in the second quarter of 2019. The Company sold 100,407 ounces of gold representing an increase of 16% compared to the prior period, while silver sales remained relatively consistent at 3.0 million ounces. Zinc and lead sales totaled 4.1 million and 4.3 million pounds during the third quarter, 23% and 17% lower, respectively, quarter-over-quarter.
Average realized gold and silver prices increased 11% and 16%, respectively, quarter-over-quarter to $1,413 and $17.17 per ounce. The average realized gold price during the quarter reflects the sale of 10,785 ounces of gold at a price of $800 per ounce pursuant to Palmarejo's gold stream agreement. Average realized zinc price remained relatively consistent quarter-over-quarter at $0.50 per pound, while average realized lead price increased 12% to $0.92 per pound. The average realized zinc and lead prices are presented net of treatment and refining charges and reflect the impact of provisional price adjustments.
Gold and silver sales accounted for 71% and 26% of third quarter revenue, respectively, while zinc and lead together accounted for the remaining 3%. The Company’s U.S. operations accounted for approximately 59% of third quarter revenue, up from approximately 56% in the second quarter primarily due to increased sales from Wharf, which totaled $36.7 million.
Costs applicable to sales increased 7% quarter-over-quarter to $141.0 million, reflecting higher costs associated with increased production at Wharf during the quarter. Third quarter general and administrative expenses were $9.6 million compared to $7.8 million in the prior period, largely due to higher employee-related expenses and legal fees.
Quarterly exploration expense was $5.9 million, or 4% higher quarter-over-quarter, reflecting Coeur’s continued commitment to its success-based exploration program and the commencing of new drilling campaigns during the quarter. Exploration activities in the third quarter were primarily focused on expansion drilling at Palmarejo, Kensington, Silvertip, and the Sterling and Crown exploration properties in southern Nevada. See page 13 for further details.
During the third quarter, the Company recorded an income tax expense of $0.2 million, largely attributable to higher taxable earnings during the quarter. Cash income and mining taxes paid during the quarter totaled $0.7 million, partially offset by $0.3 million of value-added tax refunds.
Operating cash flow of $42.0 million in the third quarter reflects improved profitability across the Company’s portfolio, with the exception of Silvertip. Third quarter operating cash flow also reflects a $14.7 million working capital outflow associated with sales made under Kensington’s $25.0 million prepayment agreement. The Company expects the remaining $10.3 million working capital outflow under this arrangement will occur during the fourth quarter.
Third quarter capital expenditures totaled $30.7 million, compared to $20.7 million in the second quarter. Higher capital expenditures were driven by increased investment at Rochester and Silvertip during the third quarter. Sustaining and development capital expenditures accounted for approximately 52% and 48%, respectively, of the Company’s total capital expenditures in the third quarter.
Third Quarter Debt Reduction Initiatives
During the third quarter, Coeur completed its previously announced $75.0 million at-the-market common stock offering program, raising net proceeds (after sales commissions) of $73.8 million. The Company also entered into privately negotiated agreements to exchange $20.0 million of aggregate principal amount of its senior unsecured notes for common stock during the quarter.
These transactions helped the Company retire $71.3 million of outstanding indebtedness, including the remaining $53.0 million balance under the RCF. As of September 30, 2019, the Company had $315.3 million of liquidity, including $65.3 million of cash and cash equivalents and $250.0 million of availability under the RCF.
Update on Hedging Strategy
During the third quarter, Coeur implemented a series of zero-cost collar hedges on a portion of its gold production in 2019 and 2020. The structure of the hedging program allows for downside protection against potential decreases in the price of gold, while enabling participation in the potential upside up to a specified ceiling. The strategy was designed to support free cash flow1 generation and help fund key internal growth projects. Additional details are outlined below:

•	21,000 ounces of gold per month for the remainder of 2019 at an average floor of $1,405 per ounce and an average ceiling of $1,798 per ounce; and

•	12,000 ounces of gold per month from January 2020 through August 2020 at an average floor of $1,408 per ounce and an average ceiling of $1,803 per ounce

Operations
Third quarter 2019 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	442,464	447,727	378,987	378,389	300,116
Average gold grade (oz/t)	0.09	0.07	0.07	0.08	0.10
Average silver grade (oz/t)	4.88	4.74	4.64	5.96	6.26
Average recovery rate – Au	81.7%	87.7%	83.4%	97.6%	88.8%
Average recovery rate – Ag	79.6%	81.8%	72.8%	84.0%	82.2%
Gold ounces produced	31,779	28,246	23,205	31,239	27,885
Silver ounces produced (000’s)	1,720	1,735	1,278	1,893	1,544
Gold ounces sold	32,731	28,027	27,394	23,667	29,830
Silver ounces sold (000’s)	1,747	1,709	1,405	1,534	1,572
Average realized price per gold ounce	$1,269	$1,210	$1,154	$1,148	$1,082
Average realized price per silver ounce	$17.05	$14.86	$15.39	$14.57	$14.75
Metal sales	$71.3	$59.3	$53.2	$49.6	$55.5
Costs applicable to sales[3]	$37.4	$36.5	$33.2	$27.1	$31.6
Adjusted CAS per AuOz[1]	$660	$741	$713	$624	$615
Adjusted CAS per AgOz[1]	$8.95	$9.17	$9.66	$7.92	$8.39
Exploration expense	$1.6	$1.1	$1.0	$0.1	$3.2
Cash flow from operating activities	$36.3	$15.6	$5.9	$13.3	$8.6
Sustaining capital expenditures (excludes capital lease payments)	$4.7	$5.0	$6.0	$3.6	$2.0
Development capital expenditures	$3.1	$2.6	$2.7	$2.3	$2.7
Total capital expenditures	$7.8	$7.6	$8.7	$5.9	$4.7
Free cash flow[1]	$28.5	$8.0	$(2.8)	$7.4	$3.9

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Third quarter gold production increased 13% to 31,779 ounces, while silver production remained consistent at approximately 1.7 million ounces compared to the prior quarter. Year-over-year, gold and silver production increased by approximately 14% and 11%, respectively

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Higher gold production during the quarter was primarily driven by the improvement in average grade, partially offset by lower recoveries. Consistent quarter-over-quarter silver production reflected higher grade offset by slightly lower recoveries and mill throughput. Lower recoveries during the quarter reflect additional in-circuit inventory and adjustments on final settlements of doré sales

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Third quarter adjusted CAS[1] for gold and silver on a co-product basis decreased 11% and 2%, respectively, to $660 and $8.95 per ounce. Strong cost performance during the quarter reflects higher average grades and prudent expense management

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Free cash flow[1] of $28.5 million during the third quarter was largely driven by higher operating cash flow from increased metal sales and lower unit costs. Capital expenditures during the quarter were focused on mine development and infrastructure projects

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Production began at La Nación, located within the Independencia mine complex, in the beginning of the third quarter. La Nación is anticipated to continue ramping up through the end of 2019 as infrastructure projects are completed, adding approximately 400 tons per day of additional mill feed

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Commissioning of a new thickener was completed on-budget and on-schedule in the third quarter. The project is expected to increase metallurgical recoveries for both gold and silver by approximately 2% and has an estimated one-year payback

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

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Guidance for CAS and capital expenditures also remains unchanged. CAS are expected to be $650 - $750 per gold ounce and $9.00 - $10.00 per silver ounce. Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Ore tons placed	2,516,353	2,786,287	2,667,559	3,674,566	4,061,082
Average silver grade (oz/t)	0.43	0.45	0.46	0.46	0.52
Average gold grade (oz/t)	0.004	0.003	0.003	0.004	0.004
Silver ounces produced (000’s)	982	971	960	1,466	1,290
Gold ounces produced	7,901	8,609	8,256	15,926	14,702
Silver ounces sold (000’s)	951	962	1,000	1,391	1,248
Gold ounces sold	7,651	8,642	8,511	15,339	14,257
Average realized price per silver ounce	$17.02	$14.83	$15.31	$14.53	$14.70
Average realized price per gold ounce	$1,476	$1,295	$1,299	$1,234	$1,204
Metal sales	$27.5	$25.5	$26.4	$39.1	$35.5
Costs applicable to sales[3]	$27.7	$24.7	$22.5	$29.4	$27.5
Adjusted CAS per AgOz[1]	$14.24	$13.19	$12.83	$10.79	$11.35
Adjusted CAS per AuOz[1]	$1,230	$1,153	$1,092	$917	$929
Exploration expense	$0.1	$0.1	$0.1	$—	$0.1
Cash flow from operating activities	$8.3	$1.6	$(1.0)	$17.9	$5.7
Sustaining capital expenditures (excludes capital lease payments)	$(1.0)	$0.4	$1.8	$7.1	$2.7
Development capital expenditures	$11.2	$2.4	$2.8	$(4.1)	$0.9
Total capital expenditures	$10.2	$2.8	$4.6	$3.0	$3.6
Free cash flow[1]	$(1.9)	$(1.2)	$(5.6)	$14.9	$2.1

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Tons placed in the third quarter decreased 10% quarter-over-quarter and 38% year-over-year to approximately 2.5 million tons. Fewer tons placed reflects the commissioning of the new three-stage crushing circuit during the quarter

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Silver production remained consistent quarter-over-quarter at approximately 1.0 million ounces, while gold production decreased 8% to 7,901 ounces. Year-over-year, silver and gold production decreased 24% and 46%, respectively

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Silver production was impacted by slightly lower average grade, while gold production decreased largely due to fewer tons placed. Side slope leaching on the Stage III and Stage IV leach pads as well as the stacking of run-of-mine material early in the quarter were used to supplement production

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Third quarter adjusted CAS[1] for silver and gold on a co-product basis increased 8% and 7%, respectively, quarter-over-quarter to $14.24 and $1,230 per ounce. Higher costs during the quarter were primarily related to lower production and the stacking of run-of-mine material during the commissioning of the new crushing circuit. Third quarter adjusted CAS[1] excludes $4.8 million, primarily related to a one-time charge associated with the operation’s power costs

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Free cash flow[1] of $(1.9) million was driven by higher capital expenditures, which more than offset improved operating cash flow during the quarter. Capital expenditures were focused on the new crushing circuit, further development of the Stage IV leach pad and initial work on Plan of Operations Amendment 11

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Initial recovery results from bottle roll and column tests on HPGR-crushed ore during the quarter were encouraging and in-line with original expectations. The Company plans to continue monitoring and benchmarking results against third-party test work to further validate recovery rates associated with the HPGR unit

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Production in the fourth quarter is anticipated to benefit from the stacking of additional tons, reflecting a full quarter integrating the new crushing circuit. The Company began stacking HPGR-crushed material close to the liner of the Stage IV leach pad in September

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The Company is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold. CAS in 2019 are also unchanged and expected to be $12.50 - $13.50 per silver ounce and $1,000 - $1,100 per gold ounce

•	The Company’s guidance for capital expenditures is also unchanged and expected to be approximately $17 - $20 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	166,475	160,510	164,332	149,998	163,603
Average gold grade (oz/t)	0.22	0.23	0.20	0.21	0.17
Average recovery rate	93.2%	93.0%	90.2%	91.1%	90.4%
Gold ounces produced	34,156	34,049	29,973	28,421	25,515
Gold ounces sold	35,452	34,415	31,335	24,979	25,648
Average realized price per gold ounce, gross	$1,505	$1,332	$1,301	$1,267	$1,195
Treatment and refining charges per gold ounce	$20	$20	$15	$21	$34
Average realized price per gold ounce, net	$1,485	$1,312	$1,286	$1,246	$1,161
Metal sales	$52.6	$45.2	$40.3	$31.1	$29.8
Costs applicable to sales[3]	$29.5	$29.1	$32.2	$21.4	$28.2
Adjusted CAS per AuOz[1]	$822	$842	$990	$843	$1,091
Exploration expense	$1.5	$2.0	$0.5	$1.3	$1.6
Cash flow from operating activities	$4.5	$41.4	$6.2	$7.9	$(0.4)
Sustaining capital expenditures (excludes capital lease payments)	$4.9	$4.9	$9.4	$9.8	$9.7
Development capital expenditures	$—	$—	$—	$0.8	$2.3
Total capital expenditures	$4.9	$4.9	$9.4	$10.6	$12.0
Free cash flow[1]	$(0.4)	$36.5	$(3.2)	$(2.7)	$(12.4)

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above exclude pre-commercial production

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Third and second quarter operating cash flow and free cash flow[1] in the table reflect the impact of a $25.0 million prepayment received in the second quarter, which resulted in $14.7 million of working capital outflows in the third quarter. Excluding the effect of the prepayment, third and second quarter operating cash flow was $19.2 million and $16.4 million, respectively, while free cash flow[1] was $14.3 million and $11.5 million, respectively

•	Continued strong gold production during the third quarter totaled 34,156 ounces, consistent with the prior period. Year-over-year gold production increased 34%

•	Adjusted CAS[1] decreased modestly quarter-over-quarter, totaling $822 per ounce and remained below the low end of the full-year guidance range of $950 - $1,050 per ounce

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Jualin accounted for approximately 15% of Kensington’s third quarter production, compared to approximately 17% in the prior quarter. Jualin is now anticipated to account for approximately 15% of Kensington's total production in 2019, largely due to an expected increase in production from the Kensington Main deposit

•	Capital expenditures of $4.9 million during the quarter were largely focused on ongoing underground development

•	Full-year 2019 production guidance is unchanged at 117,000 - 130,000 ounces of gold

•	Full-year CAS and capital expenditures guidance are also being maintained. CAS are expected to be $950 - $1,050 per ounce; capital expenditures are expected to be $20 - $25 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Ore tons placed	1,503,021	919,435	1,090,510	1,644,168	1,127,391
Average gold grade (oz/t)	0.027	0.023	0.020	0.020	0.023
Gold ounces produced	25,946	15,680	16,902	16,960	19,437
Silver ounces produced (000’s)	18	12	13	13	13
Gold ounces sold	24,573	15,301	18,086	15,306	19,874
Silver ounces sold (000’s)	17	12	14	11	12
Average realized price per gold ounce	$1,481	$1,311	$1,317	$1,247	$1,198
Metal sales	$36.7	$20.2	$24.0	$19.3	$24.0
Costs applicable to sales[3]	$22.1	$15.5	$17.4	$14.6	$18.0
Adjusted CAS per AuOz[1]	$887	$1,002	$949	$939	$895
Exploration expense	$0.1	$—	$—	$—	$0.1
Cash flow from operating activities	$17.6	$0.5	$4.2	$(1.9)	$3.7
Sustaining capital expenditures (excludes capital lease payments)	$0.8	$0.2	$0.4	$0.7	$1.2
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$0.8	$0.2	$0.4	$0.7	$1.2
Free cash flow[1]	$16.8	$0.3	$3.8	$(2.6)	$2.5

•	Gold production in the third quarter increased 65% quarter-over-quarter and 33% year-over-year to 25,946 ounces

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Higher production during the quarter was largely driven by the placement of additional tons and improved grade. Tons placed increased 63% quarter-over-quarter to 1.5 million, while average gold grade increased 17% to 0.027 ounces per ton

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Operational results reflect better crusher performance and improved weather conditions. Strong crusher performance and the placement of higher-grade ore are expected to drive solid production results in the fourth quarter

•	Adjusted CAS[1] on a by-product basis decreased 11% quarter-over-quarter to $887 per ounce, primarily as a result of increased production during the third quarter

•	Free cash flow[1] of $16.8 million was driven by higher production, an improvement in the average realized price of gold and lower unit costs during the quarter

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

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Coeur is also maintaining its full-year 2019 guidance for CAS and capital expenditures. CAS are expected to be $850 - $950 per ounce and capital expenditures are expected to be approximately $3 - $5 million

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	53,145	59,689	62,051	38,802	10,652
Average silver grade (oz/t)	7.54	7.48	5.50	6.06	6.66
Average zinc grade (%)	7.6%	7.5%	5.9%	5.8%	8.0%
Average lead grade (%)	5.4%	5.4%	3.7%	3.9%	4.3%
Average recovery rate – Ag	74.8%	77.0%	69.9%	60.5%	56.3%
Average recovery rate – Zn	51.7%	59.1%	50.5%	69.1%	64.5%
Average recovery rate – Pb	78.4%	77.3%	66.8%	54.7%	45.1%
Silver ounces produced (000's)	300	344	239	142	40
Zinc pounds produced (000's)	4,197	5,322	3,719	3,082	1,099
Lead pounds produced (000's)	4,478	4,980	3,077	1,659	413
Silver ounces sold (000's)	290	365	215	124	99
Zinc pounds sold (000's)	4,076	5,303	4,723	2,604	1,772
Lead pounds sold (000's)	4,331	5,186	2,748	1,419	1,230
Average realized price per silver ounce, gross	$19.94	$15.18	$14.98	$15.54	$14.62
Treatment and refining charges per silver ounce	$1.63	$1.18	$1.24	$1.38	$3.34
Average realized price per silver ounce, net	$18.31	$14.00	$13.74	$14.16	$11.28
Average realized price per zinc pound, gross	$0.86	$0.83	$1.50	$1.07	$1.20
Treatment and refining charges per zinc pound	$0.36	$0.34	$0.31	$0.24	$0.27
Average realized price per zinc pound, net	$0.50	$0.49	$1.19	$0.83	$0.93
Average realized price per lead pound, gross	$0.98	$0.87	$0.92	$0.87	$0.97
Treatment and refining charges per lead pound	$0.06	$0.05	$0.06	$0.07	$0.07
Average realized price per lead pound, net	$0.92	$0.82	$0.86	$0.80	$0.90
Metal sales	$11.3	$11.9	$10.9	$4.8	$4.1
Costs applicable to sales[3]	$24.2	$26.2	$26.4	$24.1	$11.5
Adjusted CAS per AgOz[1]	$14.14	$13.31	$13.73	$17.68	$9.86
Adjusted CAS per ZnLb[1]	$0.75	$1.02	$1.18	$0.95	$0.64
Adjusted CAS per PbLb[1]	$0.71	$0.77	$0.88	$1.02	$0.55
Exploration expense	$0.8	$0.7	$0.1	$0.3	$2.3
Cash flow from operating activities	$(15.3)	$(11.6)	$(13.9)	$(34.1)	$(6.8)
Sustaining capital expenditures (excludes capital lease payments)	$6.4	$5.0	$4.1	$8.2	$0.4
Development capital expenditures	$—	$—	$—	$(10.8)	$17.5
Total capital expenditures	$6.4	$5.0	$4.1	$(2.6)	$17.9
Free cash flow[1]	$(21.7)	$(16.6)	$(18.0)	$(31.5)	$(24.7)

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Silvertip achieved commercial production on September 1, 2018. The figures shown in the table above exclude pre-commercial production. Adjusted CAS[1] figures shown in the table above exclude the impact of non-cash write downs of metal inventory

•
Third quarter silver production decreased 13% to 0.3 million ounces quarter-over-quarter, while zinc and lead production decreased 21% and 10%, respectively, to 4.2 million pounds of zinc and 4.5 million pounds of lead. Lower production was largely driven by planned and unplanned downtime, which impacted mill availability during the quarter

•
Third quarter adjusted CAS[1] on a co-product basis were $14.14 per silver ounce, $0.75 per payable zinc pound and $0.71 per payable lead pound, compared to $13.31, $1.02 and $0.77, respectively, in the prior quarter

•	Free cash flow[1] of $(21.7) million was driven by lower operating cash flow and higher capital expenditures quarter-over-quarter

•
Planned downtime was extended to take advantage of favorable weather conditions to address key projects to improve mill availability. Additional third-party maintenance resources were mobilized during the quarter to accelerate mill stabilization efforts

•
The Company also deployed a coordinated human resources strategy to further enhance the operation's leadership team, improve recruitment and retention efforts, and bolster training of mill operators. These efforts, combined with the accelerated mill maintenance plan, have resulted in significant improvements in mill availability late in the third quarter and quarter-to-date

•
The Company believes that the permit amendment application to operate at a year-round mining and milling rate of 1,100 tons (1,000 metric tonnes) per day is in the final stages of the approval process and expected to be received in the fourth quarter

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

•
Full-year 2019 guidance ranges for CAS and capital expenditures are also unchanged. CAS are expected to be $14.00 - $16.00 per ounce of silver, $1.00 - $1.25 per pound of zinc and $0.85 - $1.05 per pound of lead; capital expenditures are expected to total $20 - $25 million

Exploration
During the third quarter, the Company drilled 110,361 feet (33,638 meters) at a total cost of $7.5 million ($5.9 million expensed and $1.6 million capitalized), compared to 151,153 feet (46,072 meters) at a total cost of $6.8 million ($5.7 million expensed and $1.1 million capitalized) in the second quarter. Total feet drilled during the third quarter was approximately 27% lower compared to the prior period, largely due to reduced infill drilling at Palmarejo and Kensington. The 2019 drill programs at Rochester and Wharf began during the quarter.
At Silvertip, two surface core drill rigs continued expansion drilling at the Discovery East and North zones. Results from the ongoing expansion drilling efforts remain encouraging. Infill drilling at Discovery East commenced in September with one drill rig active during the month. Three core rigs are scheduled to continue infill drilling the area through the end of November. Ground geophysical surveys and soil sampling were completed over the Tiger Terrace target area and show coincident anomalies over an approximately two-mile trend, located three miles south of the Silvertip mine. First pass drilling is currently planned for 2020.
At Kensington, surface and underground core drill rigs focused on expansion drilling at the Elmira, Eureka, Comet and Seward veins. The Comet and Seward veins are strategically located above the Kensington access tunnel, allowing for the potential to leverage existing infrastructure if the veins are developed. Results from expansion drilling were encouraging and represent a first pass exploration effort. No infill drilling was completed at Kensington during the quarter.
At the Sterling and Crown exploration properties, located in southern Nevada, two reverse circulation rigs were active during the third quarter. One rig was focused on expansion drilling at the Daisy South and West, and SNA resource zones, which are contained in the Crown Block. Results from the drilling in these zones were encouraging. Exploration drilling and surface mapping in the Crown Block are expected to continue during the fourth quarter, with one rig maintaining focus on the SNA resource zone. Infill drilling at Sterling commenced in August with encouraging results near the historic 8 Adit and 144 zones at the southern portion of the historic Sterling mining area. Expansion drilling at both Crown and Sterling is expected to continue during the fourth quarter.
At Palmarejo, up to seven surface and underground core rigs were active during the third quarter. Infill drilling focused on La Nación and veins southeast of the Guadalupe mine, with encouraging results particularly at La Nación. Expansion drilling focused on extending mineralization northwest from the Guadalupe mine and north of the Independencia mine as well as expanding mineralized material at Independencia East. Infill and expansion drilling are expected to continue through the fourth quarter.
Infill and expansion drilling at the Richmond Hill project, located approximately four miles north-northeast of Wharf, commenced at the end of September and is expected to continue into the fourth quarter. A single reverse circulation rig is currently on site.
At Rochester, an infill diamond drilling program commenced during the quarter, employing directional drilling techniques to drill underneath the Stage I leach pad. The program is expected to be completed early in the fourth quarter.
Expansion drilling is expected to commence in the fourth quarter at the Lincoln Hill project, located approximately four miles west of Rochester.
At the La Preciosa project, located in Durango, Mexico, a new resource model is being developed based on an improved geological interpretation for the site. This work and further evaluation of the project is expected to continue during 2020.

2019 Production Guidance

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

2019 Costs Applicable to Sales Guidance

	Gold	Silver	Zinc	Lead
	($/oz)	($/oz)	($/lb)	($/lb)
Palmarejo (co-product)	$650 - $750	$9.00 - $10.00	—	—
Rochester (co-product)	$1,000 - $1,100	$12.50 - $13.50	—	—
Kensington	$950 - $1,050	—	—	—
Wharf (by-product)	$850 - $950	—	—	—
Silvertip (co-product)	—	$14.00 - $16.00	$1.00 - $1.25	$0.85 - $1.05

2019 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$70 - $80
Capital Expenditures, Development	$30 - $40
Exploration, Expensed	$18 - $22
Exploration, Capitalized	$8 - $12
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,275/oz gold, $15.50/oz silver, $1.15/lb zinc and $0.95/lb lead as well as CAD of 1.30 and MXN of 20.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its third quarter financial results on November 5, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through November 19, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 35 184

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, capital expenditures, recovery rates, exploration expenditures, expenses, free cash flow, expectations regarding Silvertip, including but not limited to timing of receipt of permits, grades, exploration and development efforts, the impact of the new crushing circuit at Rochester, the prepayment transaction at Kensington, our gold price hedging strategy, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that Silvertip will not obtain necessary permits on the expected timeline or at all, the risk that the anticipated benefits of the new crushing circuit at Rochester will not be achieved, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2018 and our Form 10-Q for the quarter ended September 30,2019.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Includes capital leases. Net of debt issuance costs and premium received.
3. Excludes amortization.

Average Spot Prices

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Average Gold Spot Price Per Ounce	$1,472	$1,309	$1,304	$1,226	$1,213
Average Silver Spot Price Per Ounce	$16.98	$14.88	$15.57	$14.54	$15.02
Average Zinc Spot Price Per Pound	$1.07	$1.25	$1.23	$1.19	$1.15
Average Lead Spot Price Per Pound	$0.92	$0.85	$0.92	$0.89	$0.95

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019 (unaudited)	December 31, 2018
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$65,319	$115,081
Receivables	37,295	29,744
Inventory	57,478	66,279
Ore on leach pads	75,603	75,122
Prepaid expenses and other	16,659	11,393
	252,354	297,619
NON-CURRENT ASSETS
Property, plant and equipment, net	308,774	298,451
Mining properties, net	928,078	971,567
Ore on leach pads	68,975	66,964
Restricted assets	8,248	12,133
Equity and debt securities	22,812	17,806
Receivables	27,580	31,151
Other	72,796	16,809
TOTAL ASSETS	$1,689,617	$1,712,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$72,927	$47,210
Accrued liabilities and other	117,606	82,619
Debt	21,939	24,937
Reclamation	6,552	6,552
	219,024	161,318
NON-CURRENT LIABILITIES
Debt	276,781	433,889
Reclamation	135,101	128,994
Deferred tax liabilities	51,534	79,070
Other long-term liabilities	76,370	56,717
	539,786	698,670
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 240,508,936 issued and outstanding at September 30, 2019 and 203,310,443 at December 31, 2018	2,405	2,033
Additional paid-in capital	3,590,056	3,443,082
Accumulated other comprehensive income (loss)	1,132	(59)
Accumulated deficit	(2,662,786)	(2,592,544)
	930,807	852,512
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,689,617	$1,712,500

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	In thousands, except share data
Revenue	$199,469	$148,795	$516,462	$482,049
COSTS AND EXPENSES
Costs applicable to sales(1)	140,952	116,857	404,550	324,443
Amortization	45,678	31,184	130,758	91,420
General and administrative	9,635	7,729	26,859	24,183
Exploration	5,893	8,157	15,326	21,269
Pre-development, reclamation, and other	4,851	8,121	13,619	15,966
Total costs and expenses	207,009	172,048	591,112	477,281
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	(1,282)	—	(1,282)	—
Fair value adjustments, net	4,377	715	8,201	2,907
Interest expense, net of capitalized interest	(5,980)	(5,818)	(19,259)	(17,801)
Other, net	(3,634)	(20,903)	(2,931)	(19,846)
Total other income (expense), net	(6,519)	(26,006)	(15,271)	(34,740)
Income (loss) before income and mining taxes	(14,059)	(49,259)	(89,921)	(29,972)
Income and mining tax (expense) benefit	(218)	(3,785)	13,986	(19,451)
Income (loss) from continuing operations	$(14,277)	$(53,044)	$(75,935)	$(49,423)
Income (loss) from discontinued operations	—	—	5,693	550
NET INCOME (LOSS)	$(14,277)	$(53,044)	$(70,242)	$(48,873)
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on hedges, net of tax of $365 for the three and nine months ended September 30, 2019	1,132	—	1,132	—
Unrealized gain (loss) on debt and equity securities	—	192	59	(173)
Other comprehensive income (loss)	1,132	192	1,191	(173)
COMPREHENSIVE INCOME (LOSS)	$(13,145)	$(52,852)	$(69,051)	$(49,046)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.06)	$(0.29)	$(0.36)	$(0.27)
Net income (loss) from discontinued operations	—	—	0.03	—
Basic(2)	$(0.06)	$(0.29)	$(0.33)	$(0.26)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.06)	$(0.29)	$(0.36)	$(0.27)
Net income (loss) from discontinued operations	—	—	0.03	—
Diluted(2)	$(0.06)	$(0.29)	$(0.33)	$(0.26)
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,277)	$(53,044)	$(70,242)	$(48,873)
(Income) loss from discontinued operations	—	—	(5,693)	(550)
Adjustments:
Amortization	45,678	31,184	130,758	91,420
Accretion	3,073	3,117	9,023	10,321
Deferred taxes	(10,545)	(3,276)	(27,962)	(4,087)
Loss on debt extinguishment	1,282	—	1,282	—
Fair value adjustments, net	(4,377)	(715)	(8,201)	(2,907)
Stock-based compensation	2,432	1,942	6,642	6,578
Inventory write-downs	13,966	30,787	41,285	30,787
Deferred revenue recognition	(15,250)	(582)	(16,008)	(1,666)
Other	8,994	3,520	15,733	6,846
Changes in operating assets and liabilities:
Receivables	(3,350)	(5,930)	(20,709)	(16,509)
Prepaid expenses and other current assets	1,375	1,377	(2,143)	3,868
Inventory and ore on leach pads	(9,389)	(8,156)	(42,601)	(19,630)
Accounts payable and accrued liabilities	22,384	5,565	41,421	(35,562)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	41,996	5,789	52,585	20,036
CASH USED IN OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(2,690)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	41,996	5,789	52,585	17,346
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,678)	(39,472)	(78,865)	(122,982)
Proceeds from the sale of assets	26	393	930	549
Purchase of investments	—	(15)	—	(415)
Sale of investments	1,007	(78)	2,109	12,682
Proceeds from notes receivable	—	15,000	7,168	15,000
Other	(57)	64	1,961	(34)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(29,702)	(24,108)	(66,697)	(95,200)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(28,470)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(29,702)	(24,108)	(66,697)	(123,670)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	73,781	—	122,668	—
Issuance of notes and bank borrowings, net of issuance costs	30,000	25,000	45,000	40,000
Payments on debt, finance leases, and associated costs	(87,778)	(25,533)	(201,051)	(48,355)
Other	301	(77)	(2,958)	(4,916)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	16,304	(610)	(36,341)	(13,271)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—	(22)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	16,304	(610)	(36,341)	(13,293)
Effect of exchange rate changes on cash and cash equivalents	(192)	183	65	565
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	28,406	(18,746)	(50,388)	(119,052)
Less net cash used in discontinued operations(1)	—	—	—	(32,930)
	28,406	(18,746)	(50,388)	(86,122)
Cash, cash equivalents and restricted cash at beginning of period	39,275	136,026	118,069	203,402
Cash, cash equivalents and restricted cash at end of period	$67,681	$117,280	$67,681	$117,280
(1) Less net cash used in discontinued operations includes the following cash transactions: net subsidiary payments to parent company of $1,748, during the nine months ended September 30, 2018.

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 3Q 2019	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Net income (loss)	$(69,774)	$(14,277)	$(36,764)	$(19,201)	$468	$(53,044)
(Income) loss from discontinued operations, net of tax	(5,693)	—	—	(5,693)	—	—
Interest expense, net of capitalized interest	25,822	5,980	6,825	6,454	6,563	5,818
Income tax provision (benefit)	(50,217)	218	(5,546)	(8,658)	(36,231)	3,785
Amortization	167,811	45,678	43,204	41,876	37,053	31,184
EBITDA	67,949	37,599	7,719	14,778	7,853	(12,257)
Fair value adjustments, net	(8,932)	(4,377)	5,296	(9,120)	(731)	(715)
Foreign exchange (gain) loss	6,064	2,945	468	665	1,986	3,104
(Gain) loss on sale of assets and securities	418	100	72	(52)	298	28
Loss on debt extinguishment	1,282	1,282	—	—	—	—
Transaction costs	(1,044)	—	—	—	(1,044)	1,049
Interest income on notes receivables	(525)	—	(18)	(180)	(327)	(628)
Manquiri sale consideration write-down	—		—	—	—	18,599
Silvertip inventory write-down	59,259	13,966	11,872	15,447	17,974	8,746
Receivable write-down	7,576	1,040		—	6,536	—
Asset retirement obligation accretion	11,777	3,080	3,007	2,943	2,747	2,883
Inventory adjustments and write-downs	7,234	5,371	2,193	1,623	858	421
Adjusted EBITDA	$151,058	$61,006	$30,609	$26,104	$36,150	$24,671
Revenue	$660,317	$199,469	$162,123	$154,870	143,855	$148,795
Adjusted EBITDA Margin	23%	31%	19%	17%	25%	17%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Net income (loss)	$(14,277)	$(36,764)	$(19,201)	$468	$(53,044)
Income loss from discontinued operations, net of tax	—	—	(5,693)	—	—
Fair value adjustments, net	(4,377)	5,296	(9,120)	(731)	(715)
(Gain) loss on sale of assets and securities	100	72	(52)	326	—
Gain on repurchase of Rochester royalty	—	—	—	(28)	28
Loss on debt extinguishment	1,282	—		—	—
Transaction costs	—	—	—	(1,044)	1,049
Interest income on notes receivables	—	(18)	(180)	(327)	(628)
Manquiri sale consideration write-down	—	—	—	—	18,599
Silvertip inventory write-down	13,966	11,872	15,447	17,974	8,746
Rochester In-Pit crusher write-down	—	—	—	—	3,441
Receivable write-down	1,040	—	—	6,536	—
Foreign exchange loss (gain)	2,022	889	1,256	(530)	6,062
Tax effect of adjustments(1)	(5,096)	(4,332)	(5,415)	(6,559)	(3,191)
Adjusted net income (loss)	$(5,340)	$(22,985)	$(22,958)	$16,085	$(19,653)

Adjusted net income (loss) per share - Basic	$(0.02)	$(0.11)	$(0.11)	$0.08	$(0.11)
Adjusted net income (loss) per share - Diluted	$(0.02)	$(0.11)	$(0.11)	$0.08	$(0.11)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Cash flow from continuing operations	$41,996	$26,435	$(15,846)	$72	$5,789
Capital expenditures from continuing operations	30,678	20,749	27,438	17,805	39,472
Free cash flow	$11,318	$5,686	$(43,284)	$(17,733)	$(33,683)

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$53,237	$31,999	$43,085	$25,385	$32,457	$186,163
Amortization	(15,840)	(4,250)	(13,552)	(3,301)	(8,268)	(45,211)
Costs applicable to sales	$37,397	$27,749	$29,533	$22,084	$24,189	$140,952
Inventory Adjustments	(175)	(4,799)	(405)	(7)	(13,966)	(19,352)
By-product credit	—	—	—	(293)	—	(293)
Adjusted costs applicable to sales	$37,222	$22,950	$29,128	$21,784	$10,223	$121,307

Metal Sales
Gold ounces	32,731	7,651	35,452	24,573		100,407
Silver ounces	1,747,250	951,043		16,612	289,910	3,004,815
Zinc pounds					4,076,390	4,076,390
Lead pounds					4,330,862	4,330,862

Revenue Split
Gold	58%	41%	100%	100%
Silver	42%	59%			39%
Zinc					29%
Lead					32%

Adjusted costs applicable to sales
Gold ($/oz)	$660	$1,230	$822	$887
Silver ($/oz)	$8.95	$14.24			$14.14
Zinc ($/lb)					$0.75
Lead ($/lb)					$0.71

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,708	$28,656	$41,670	$17,691	$36,038	$174,763
Amortization	(14,212)	(3,963)	(12,537)	(2,225)	(9,878)	(42,815)
Costs applicable to sales	$36,496	$24,693	$29,133	$15,466	$26,160	$131,948
Inventory Adjustments	(39)	(2,045)	(156)	48	(11,872)	(14,064)
By-product credit	—	—	—	(188)	—	(188)
Adjusted costs applicable to sales	$36,457	$22,648	$28,977	$15,326	$14,288	$117,696

Metal Sales
Gold ounces	28,027	8,642	34,415	15,301	—	86,385
Silver ounces	1,709,406	961,634		12,364	364,961	3,048,365
Zinc pounds					5,302,508	5,302,508
Lead pounds					5,185,634	5,185,634

Revenue Split
Gold	57%	44%	100%	100%
Silver	43%	56%			34%
Zinc					38%
Lead					28%

Adjusted costs applicable to sales
Gold ($/oz)	$741	$1,153	$842	$1,002
Silver ($/oz)	$9.17	$13.19			$13.31
Zinc ($/lb)					$1.02
Lead ($/lb)					$0.77

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,772	$26,491	$43,902	$20,073	$34,811	$173,049
Amortization	(14,528)	(4,037)	(11,727)	(2,681)	(8,426)	(41,399)
Costs applicable to sales	$33,244	$22,454	$32,175	$17,392	$26,385	$131,650
Inventory Adjustments	(141)	(323)	(1,164)	(5)	(15,447)	(17,080)
By-product credit	—	—	—	(217)	—	(217)
Adjusted costs applicable to sales	$33,103	$22,131	$31,011	$17,170	$10,938	$114,353

Metal Sales
Gold ounces	27,394	8,511	31,335	18,086		85,326
Silver ounces	1,405,409	1,000,453	—	14,052	215,101	2,635,015
Zinc pounds					4,723,069	4,723,069
Lead pounds					2,747,847	2,747,847

Revenue Split
Gold	59%	42%	100%	100%
Silver	41%	58%			27%
Zinc					51%
Lead					22%

Adjusted costs applicable to sales
Gold ($/oz)	$713	$1,092	$990	$949
Silver ($/oz)	$9.66	$12.83			$13.73
Zinc ($/lb)					$1.18
Lead ($/lb)					$0.88

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$42,119	$35,365	$30,703	$16,839	$28,246	$153,272
Amortization	(14,992)	(5,992)	(9,437)	(2,184)	(4,161)	(36,766)
Costs applicable to sales	$27,127	$29,373	$21,266	$14,655	$24,085	$116,506
Inventory Adjustments	(205)	(312)	(220)	(121)	(17,974)	(18,832)
By-product credit	—	—	—	(166)	—	(166)
Adjusted costs applicable to sales	$26,922	$29,061	$21,046	$14,368	$6,111	$97,508

Metal Sales
Gold ounces	23,667	15,338	24,979	15,306		79,290
Silver ounces	1,534,595	1,389,916	—	10,932	124,144	3,059,587
Zinc pounds					2,603,972	2,603,972
Lead pounds					1,418,653	1,418,653

Revenue Split
Gold	55%	48%	100%	100%
Silver	45%	52%			36%
Zinc					40%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$624	$917	$843	$939
Silver ($/oz)	$7.92	$10.79			$17.68
Zinc ($/lb)					$0.95
Lead ($/lb)					$1.02

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,349	$32,842	$35,153	$20,857	$12,608	$147,809
Amortization	(14,795)	(5,294)	(6,912)	(2,878)	(1,073)	(30,952)
Costs applicable to sales	$31,554	$27,548	$28,241	$17,979	$11,535	$116,857
Inventory Adjustments	(16)	(136)	(265)	(4)	(8,746)	(9,167)
By-product credit	—	—	—	(177)	—	(177)
Adjusted costs applicable to sales	$31,538	$27,412	$27,976	$17,798	$2,789	$107,513

Metal Sales
Gold ounces	29,830	14,257	25,648	19,874		89,609
Silver ounces	1,572,093	1,248,163	—	12,426	98,831	2,931,513
Zinc pounds					1,772,023	1,772,023
Lead pounds					1,230,266	1,230,266

Revenue Split
Gold	58%	48%	100%	100%
Silver	42%	52%			35%
Zinc					41%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$615	$929	$1,091	$895
Silver ($/oz)	$8.39	$11.35			$9.86
Zinc ($/lb)					$0.64
Lead ($/lb)					$0.55

Reconciliation of Costs Applicable to Sales for 2019 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$196,310	$131,918	$154,285	$90,299	$156,417	$729,229
Amortization	62,808	21,606	36,909	11,583	57,177	190,083
Costs applicable to sales	$133,502	$110,312	$117,376	$78,716	$99,240	$539,146
By-product credit	—	—	—	(1,167)	—	(1,167)
Adjusted costs applicable to sales	$133,502	$110,312	$117,376	$77,549	$99,240	$537,979

Metal Sales
Gold ounces	100,000	45,000	121,000	85,500
Silver ounces	6,850,000	4,800,000		75,000	2,100,000
Zinc pounds					35,000,000
Lead pounds					28,500,000

Revenue Split
Gold	52%	43%	100%	100%	—
Silver	48%	57%	—	—	32%
Zinc	—	—	—	—	40%
Lead	—	—	—	—	28%

Costs applicable to sales per ounce
Gold ($/oz)	$650 - $750	$1,000 - $1,100	$950 - $1,050	$850 - $950	—
Silver ($/oz)	$9.00 - $10.00	$12.50 - $13.50	—	—	$14.00 - $16.00
Zinc ($/lb)	—	—	—	—	$1.00 - $1.25
Lead ($/lb)	—	—	—	—	$0.85 - $1.05